Exhibit 99.1

Pulse Electronics Receives Notice of Non-Compliance from NYSE

SAN DIEGO--(BUSINESS WIRE)--July 1, 2014--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that on June 25, 2014, it received notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with a NYSE standard for continued listing of its common stock on the exchange. Specifically, the Company is below the NYSE minimum requirement for average total market capitalization over 30 consecutive trading days of greater than $50 million when its last reported shareholders’ equity is less than $50 million.

Under NYSE rules, the Company has 45 days from the date of the notice to demonstrate to the NYSE its ability to achieve compliance with the market capitalization listing standards within nine months of receiving the notice. The Company intends to work with the NYSE to evaluate its options for regaining compliance with listing standards. During the nine month cure period, the Company's shares will continue to be listed and traded on the NYSE, subject to the Company's compliance with other NYSE continued listing standards.

The Company's business operations, credit agreement, and Securities and Exchange Commission reporting requirements are unaffected by this notice.

Additionally, the Company affirmed its previous announcement on May 12, 2014, that increasing order rates for network and power in the first quarter provide a positive outlook for Pulse in the second quarter. The Company continues to maintain its focus on EBITDA growth and anticipates second quarter EBITDA will be in line with the generally increasing trend of the past two years.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including statements as to the Company’s plans with respect to the NYSE letter of June 25, 2014, and projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Pulse Electronics Corporation
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com